Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-158779-01 on Form S-3; and in Registration Statement Nos. 333-46161 and 333-158774 on Form S-8 of our report dated February 19, 2010 relating to the financial statements and financial statement schedule of Arizona Public Service Company, and the effectiveness of Arizona Public Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Arizona Public Service Company for the year ended December 31, 2009.
/s/ Deloitte & Touche, LLP
Phoenix, Arizona
February 19, 2010